PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 23rd July, 2004, by and between the following:

EPIC FINANCIAL CORPORATION, a Nevada corporation (hereinafter “EPIC”); and

ONE4LUCK, INC., a Nevada corporation (hereinafter “O4L”).

W I T N E S S E T H

WHEREAS, subject to the terms and conditions of this Agreement, EPIC and O4L desire for EPIC to purchase from O4L and for O4L to sell to EPIC certain assets owned by O4L, as more particularly described in Paragraph 2.1 of this Agreement (the “O4L Assets”); and

WHEREAS, the Board of Directors of EPIC deems it desirable and in the best interests of EPIC and its stockholders that EPIC purchase the O4L Assets in consideration of (i) the issuance by EPIC in favor of O4L of One Million Five Hundred Thousand (1,500,000) shares of EPIC Common  Stock (the “EPIC Shares”) and (ii) deliver to O4L of Epic’s one (1) year promissory in the original principal amount of $120,000, bearing interest at six percent (6%) per annum (the “Epic Note”); and

WHEREAS, the Board of Directors of O4L deems it desirable and in the best interests of O4L and its stockholders that O4L sell the O4L Assets to EPIC; and

WHEREAS, EPIC and O4L desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated by this Agreement; and

WHEREAS, the respective Boards of Directors of EPIC and O4L have approved and adopted this Agreement, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

SECTION 1

DEFINITIONS

1.1

“Agreement,” “EPIC” and “O4L,” respectively, shall have the meanings defined in the foregoing preamble and recitals to this Agreement.

1.2

“Closing Date” shall mean 10:00 a.m., local time, on August 2, 2004, at Newport Beach, California, the date on which the parties hereto shall close the transactions contemplated herein; provided that the parties can change the Closing Date and place of Closing to such other time and place as the parties shall mutually agree, in writing.  As of the Closing Date, all Exhibits to this Agreement shall be complete and attached to this Agreement.

1.3

“Gross Profit”, as used in Paragraph 12.2 of this Agreement shall mean the total of all revenues from the sales of the O4L Assets product line (Product Revenue) less direct costs (Product Costs) and indirect costs (Associated Product Costs) associated with the development, manufacture and sale of the O4L Assets product line.

SECTION 2

AGREEMENT FOR PURCHASE AND SALE OF O4L ASSETS

2.1

Substantive Terms of the Purchase and Sale of O4L Assets.

(a)

O4L shall sell and deliver to EPIC free and clear title to all of the assets described in Exhibit 2.1 hereto; and

(b)

EPIC shall sell and deliver to O4L the EPIC Shares, consisting of one million five hundred thousand (1,500,000) shares of Common Stock of EPIC and deliver to O4L the Epic Note.  The EPIC Shares shall be issued pursuant to an exemption from registration under the Securities Act of 1933 (the “1933 Act”) and from registration under any and applicable state securities laws.  The certificates representing the EPIC Shares shall bear the restrictive legend set forth in Rule 144 of the Rules and Regulation of the 1933 Act and any appropriate legend required under applicable state securities laws.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF EPIC

EPIC, in order to induce O4L to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to O4L as follows:

3.1

Organization and Qualification.  EPIC is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, with all requisite power and authority to own its property and to carry on its business as it is now being conducted.  EPIC is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of business requires such qualification, except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition or business of EPIC.

3.2

Ownership of EPIC.  EPIC is authorized to issue two classes of stock of up to 20,000,000 common shares, $0.001 par value per share, of which 11,946,227 are currently issued and outstanding, and of up to 5,000,000 preferred shares, $0.001 par value per share, of which (a) 1,000,000 shares have been designated as Series A Convertible Preferred Stock all of which are issued and outstanding, with EPIC presently holding them as treasury stock as the record and beneficial owner thereof is a wholly-owned subsidiary of EPIC, Saddleback Investment Services, Inc., (b) 1,000,000 shares have been designated as Series B Convertible Preferred Stock, of which 220,000 shares are issued and outstanding and (c) 3,000,000 shares which will be designated as Series C Convertible Preferred Stock, of which none are presently issued and outstanding.

3.3

Authorization and Validity.  EPIC has the requisite power and is duly authorized to execute and deliver and to carry out the terms of this Agreement.  The board of directors and stockholders of EPIC have taken all action required by law, its Articles of Incorporation and Bylaws, or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, subject to the satisfaction or waiver of the conditions precedent set forth in Section 8 of this Agreement.  Assuming this Agreement has been approved by all action necessary on the part of O4L, this Agreement is a valid and binding agreement of EPIC.

3.4

No Defaults.  EPIC is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.  EPIC is not in violation of any statute, law, ordinance, order, judgment, rule, regulation, permit, franchise, or other approval or authorization of any court or governmental agency or body having jurisdiction over it or any of its properties which, if enforced, would have a material, adverse effect on the financial condition or business of EPIC.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of or constitute a default under any of the foregoing or result in the creation of any lien, mortgage, pledge, charge, or encumbrance upon any asset of EPIC and no consents or waivers thereunder are required to be obtained in connection therewith in order to consummate the transactions contemplated by this Agreement.

3.5

SEC Documents; Financial Statements.  As of the Closing, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in substantial accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  No other information provided by or on behalf of the Company to O4L which is not included in the SEC Documents, including, without limitation, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.  Neither the Company nor any of its officers, directors, employees or agents have provided O4L with any material, nonpublic information.

3.6

Absence of Certain Changes.  Since the most recent filing by the Company with the SEC, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company.  The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

3.7

Litigation.  There are no actions, suits, proceedings, orders, investigations, or claims pending or, to the knowledge of EPIC threatened against or affecting EPIC at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, which, if adversely determined, would materially and adversely affect the financial condition of EPIC, or which seek to prohibit, restrict, or delay the consummation of the transactions contemplated hereby.  EPIC is not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

3.8

Documents.  The copies of all agreements and other instruments that have been delivered by EPIC to O4L are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

3.9

Disclosure.  The representations and warranties made by EPIC herein and in any schedule, statement, certificate, or document furnished or to be furnished by EPIC to O4L pursuant to the provisions hereof or in connection with the transactions contemplated hereby, taken as a whole, do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

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SECTION 4

REPRESENTATIONS AND WARRANTIES OF O4L

O4L, in order to induce EPIC to execute this Agreement and to consummate the transactions contemplated herein, represents and warrants to EPIC as follows:

4.1

Organization and Qualification.  O4L is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada with all requisite power and authority to own its property and assets and to carry on its business as it is now being conducted and is qualified as a foreign corporation and is in good standing in each jurisdiction where the ownership, lease, or operation of property or the conduct of its business requires such qualification except where the failure to be in good standing or so qualified would not have a material, adverse effect on the financial condition and business of O4L.

4.2

Ownership of O4L Assets.  O4L is the sole owner of the O4L assets and, as of the Closing Date, will be able to deliver to EPIC legal and equitable title to the O4L assets, free and clear of any encumbrances of any kind whatsoever.

4.3

Validity.  O4L has the requisite power to execute and deliver and to carry out the terms of this Agreement. Assuming this Agreement has been approved by all actions necessary on the part of EPIC, this Agreement is a valid and binding agreement of O4L.

4.4

Conduct and Transactions of O4L.  During its current fiscal year, O4L conducted the operations of the O4L Assets in the ordinary course of business, consistent with past practice and used its best efforts to maintain and preserve its properties.

4.5

Union Agreements and Employment Agreements.  The O4L Assets are not subject to any union agreement or any organized labor dispute concerning operation of the O4L Assets.  O4L does not have any written or verbal employment agreements with any of employees concerning the operation of the O4L Assets, except as listed in Exhibit 4.5 hereto.

4.6

Contracts and Leases.  Except as listed in Exhibit 4.6 hereto, O4L is not a party to any written or oral leases, commitments, or any other agreements concerning the O4L Assets.  On the Closing Date, O4L shall have paid or performed in all material respects all obligations required to be paid or performed by it to such date with respect to the O4L Assets and will not be in default under any document, contract, agreement, lease, or other commitment to which it is a party.

4.7

Insurance.  All insurance against losses or damages or other risks which are in force for with respect to the O4L Assets are set forth in Exhibit 4.7 hereto.

4.8

Liabilities.  The O4L Assets do not have any liabilities, liens or any claims whatsoever assessable against them, except as listed in Exhibit 4.8 hereto.

4.9

Litigation.  Except as set forth in Exhibit 4.9, there are no actions, suits, proceedings, orders, investigations, or claims pending against or affecting the O4L Assets at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign, nor has any such action, suit, proceeding, or investigation been pending or threatened in writing during the 12-month period preceding the date hereof, which, if adversely determined, would materially and adversely affect the financial condition of O4L Assets.  The O4L Assets are not operating under or subject to, or in default with respect to, any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

4.10

Taxes.  At the Closing Date, all taxes assessable to the O4L Assets which are then due shall have been paid in full.

4.11

Material Change.  Except as disclosed on Exhibit 4.11, there has been no material change in the condition, financial or otherwise, of the O4L Assets, except changes occurring in the ordinary course of business, which changes have not materially, adversely affected their condition.

4.12

Documents.  The copies of all agreements and other instruments that have been delivered by O4L to EPIC are true, correct, and complete copies of such agreements and instruments and include all amendments thereto.

4.19

Disclosure.  The representations and warranties made by O4L herein and in any schedule, statement, certificate, or document furnished or to be furnished by O4L to EPIC pursuant to the provisions hereof or in connection with the transactions contemplated hereby taken as a whole do not and will not as of their respective dates contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements made not misleading.

SECTION 5

INVESTIGATION; PRESS RELEASE

5.1

Investigation.  Subsequent to the execution of this Agreement of, EPIC will complete its own independent investigation of the O4L Asset to confirm, among other things, the assets, liabilities, title, liens, operability, and status of business of the O4L Assets.  In the event that this Agreement is terminated for any reason, EPIC will return to O4L all documents, work papers, and other materials and all copies thereof obtained by EPIC, or on its behalf, from O4L, whether obtained before or after the execution hereof, will not use, directly or indirectly, any confidential information obtained from O4L hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to O4L except to the extent the same is publicly disclosed by O4L.

(b)

O4L acknowledges that it has made an investigation of EPIC, which has included, among other things, the opportunity of discussions with executive officers of EPIC, and its accountants, investment bankers, and counsel.  In the event of termination of this Agreement for any reason, O4L will deliver to EPIC all documents, work papers, and other materials and all copies thereof obtained by it, or on its behalf, from EPIC, whether obtained before or after the execution hereof and will not use, directly or indirectly, any confidential information obtained from EPIC hereunder or in connection herewith, and will keep all such information confidential and not used in any way detrimental to EPIC, except to the extent the same is publicly disclosed by EPIC.

1.1

Press Release.  EPIC and O4L shall agree with each other as to the form and substance of any press releases and the filing of any documents with any federal or state agency related to this Agreement and the transactions contemplated hereby and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure that her or its counsel deems necessary.

SECTION 6

BROKERAGE; OTHER COSTS

6.1

Brokers and Finders.  Except as set forth in Exhibit 6.1, neither EPIC nor O4L, or any of their respective officers, directors, employees, or agents, has employed any broker, finder, or financial advisor or incurred any liability for any fee or commissions in connection with initiating the transactions contemplated herein.  Each party hereto agrees to indemnify and hold the other party harmless against or in respect of any commissions, finder’s fees, or brokerage fees incurred or alleged to have been incurred with respect to initiating the transactions contemplated herein as a result of any action of the indemnifying party.

0.1

Other Costs.

The parties agree that each party shall bear its own expenses incurred with in connection with this Agreement and the transaction provided for herein, including, but not limited to, fees of attorneys, accountants and other fees.  The parties agree that O4L shall bear the expense of the audit of the financial statements of O4L, as required by Paragraph 12.1, below.

SECTION 7

CLOSING AGREEMENTS AND POST-CLOSING

7.1

Closing Agreements.  On the Closing Date, the following activities shall occur, the following agreements shall be executed and delivered, and the respective parties thereto shall have performed all acts that are required by the terms of such activities and agreements to have been performed simultaneously with the execution and delivery thereof as of the Closing Date:

(a)

O4L shall have executed and delivered documents to EPIC sufficient then and there to transfer legal and equitable title to the O4L Assets to EPIC;

(a)

EPIC shall have delivered to O4L the EPIC Shares, consisting of an aggregate of One Million Five Hundred Thousand (1,500,000) shares of EPIC Common Stock in certificate denominations as requested by O4L; and

            (c)       EPIC shall have delivered to O4L the EPIC Note.

SECTION 8

CONDITIONS PRECEDENT TO EPIC’S OBLIGATIONS TO CLOSE

The obligations of EPIC to consummate this Agreement are subject to satisfaction on or prior to the Closing Date of the following conditions:

8.1

Representations and Warranties.  The representations and warranties of O4L contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and O4L shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

8.2

Other.  The joint conditions precedent in Section 10 hereof shall have been satisfied and all documents required for Closing shall be acceptable to Counsel for EPIC.

SECTION 9

CONDITIONS PRECEDENT TO O4L’S OBLIGATIONS TO CLOSE

The obligation of O4L to consummate this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions:

9.1

Representations and Warranties.  The representations and warranties of EPIC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and EPIC shall have performed in all material respects all of its obligations hereunder theretofore to be performed.

9.2

Other.  The joint conditions precedent in Section 10 hereof shall have been satisfied.

SECTION 10

JOINT CONDITIONS PRECEDENT

The obligations of EPIC and O4L to consummate this Agreement shall be subject to satisfaction or waiver in writing by all parties of each and all of the following additional conditions precedent at or prior to the Closing Date:

10.1

Other Agreements.  All of the agreements contemplated by Section 7.1 of this Agreement shall have been executed and delivered, and all acts required to be performed thereunder as of the Closing Date shall have been duly performed, including, without limitation, completion of all exhibits to this Agreement.

10.2

Absence of Litigation.  At the Closing Date, there shall be no action, suit, or proceeding pending or threatened against any of the parties hereto by any person, governmental agency, or subdivision thereof, nor shall there be pending or threatened any action in any court or administrative tribunal, which would have the effect of inhibiting the consummation of the transactions contemplated herein.

SECTION 11

CONFIDENTIALITY

11.1

EPIC acknowledges that its directors, executive officers, employees, consultants, and affiliates have, and will, acquire information and materials from O4L concerning knowledge about the technology, business, products, strategies, customers, clients and suppliers of the O4L Assets and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of O4L, such acquired information, materials, and knowledge are hereinafter referred to as “Confidential Information.”  EPIC, itself, and behalf of its directors, executive officers, employees, consultants, and affiliates, covenant to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information.  Similarly, O4L acknowledges that its directors, executive officers, employees, consultants, and affiliates have, and will, acquire information and materials from EPIC concerning knowledge about the technology, business, products, strategies, customers, clients and suppliers of EPIC and that all such information, materials and knowledge acquired, are and will be trade secrets and confidential and proprietary information of EPIC.  O4L, itself, and behalf of its directors, executive officers, employees, consultants, and affiliates, covenant to hold such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in connection with the transactions contemplated by this Agreement and not to allow any unauthorized person access to such Confidential Information

11.2

The Confidential Information disclosed by the one party to the other shall remain the property of the disclosing party.

11.3

EPIC and O4L, and their respective directors, executive officers, employees, consultants, and affiliates, shall maintain in secrecy all Confidential Information disclosed to them by the party other using not less than reasonable care. EPIC and O4L, and their respective directors, executive officers, employees, consultants, and affiliates shall not use or disclose in any manner to any third party any Confidential Information without the express written consent of the chief executive officer of the other party unless or until the Confidential Information is:

(a)

publicly available or otherwise in the public domain; or

(b)

rightfully obtained by any third party without restriction; or

(c)

disclosed by the other party without restriction pursuant to judicial action, or government regulations or other requirements.

11.4

The obligations of under Sections 11.1, 11.2, and 11.3 of this Agreement shall expire one year from the date hereof.

SECTION 12

CONDITIONS SUBSEQUENT

a.1

Audit.

The parties acknowledge that pursuant to the rules and regulations of the SEC, an audit of the financial statements of O4L for its prior two fiscal years (the “O4L Audit”) must be completed by an auditor acceptable to EPIC and filed with the SEC within seventy-five (75) days following the Closing.  It is agreed that O4L will cooperate and provide all needed information to complete the O4L Audit.  If the O4L Audit is not completed in a timely manner to allow for filing of same with the SEC within the 75-day period, this Agreement will be mutually rescinded by the parties.

a.2

Management Contracts. The parties agree that following the Closing, Rodney Ray, President of O4L, (“Ray”), who then will employed by EPIC, will have the authority to enter into various management and contract labor agreements on behalf of EPIC with third party contractors of Ray’s choice in connection with the business operations of EPIC, or a subsidiary thereof, pertaining to the O4L Assets.   The aggregate compensation to be paid under such agreements shall not exceed twenty-five percent (25%) of Gross Profit.  All such management and contract labor agreements will be subject to the approval of the Board of Directors of EPIC, which approval shall not be unreasonably withheld.

a.3

Adjustment for Combination of Common Stock.  If during the sixty (60) day immediately following the Closing, EPIC shall consummate a combination of its shares of common stock by means of a reverse stock split into a smaller number of shares, EPIC shall, within ten (10) days of the consummation of such reverse stock split, cause such additional number of shares of its restricted common stock to be issued in the names of and delivered to O4L so that the aggregate number of shares issued to O4L, including the EPIC Shares, taking in account the effect of the reverse stock split, and such additional shares shall equal One Million Five Hundred Thousand (1,500,000).

SECTION 13

TERMINATION AND WAIVER

13.1

Termination.  This Agreement may be terminated and abandoned on or before the Closing Date by:

(a)

the mutual consent in writing of the parties hereto;

(b)

EPIC, if the conditions precedent in Sections 8 and 10 of this Agreement have not been satisfied or waived by the Closing Date; and

(c)

O4L, if the conditions precedent in Sections 9 and 10 of this Agreement have not been satisfied or waived by the Closing Date.

If this Agreement is terminated pursuant to Section 13.1, the parties hereto shall not have any further obligations under this Agreement, and each party shall bear all costs and expenses incurred by it.

SECTION 14

NATURE AND SURVIVAL OF REPRESENTATIONS, ETC.

14.1

Nature and Survival.  All statements contained in any certificate or other instrument delivered by or on behalf of EPIC or O4L pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by such party. All representations and warranties and agreements made by EPIC or O4L in this Agreement or pursuant hereto shall survive the Closing Date hereunder until the expiration of the 12th month following the Closing Date.

SECTION 15

MISCELLANEOUS

15.1

Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if written and delivered in person or sent by registered mail, postage prepaid, addressed as follows:

to O4L:

One4Luck, Inc.

Attention:  Rodney Ray

7080 N. Whitney Avenue

Suite 101

Fresno, CA 93720

to EPIC:

EPIC Corporation

Attention: William R. Parker

661 West Civic Center Drive

Suite 301

Santa Ana, CA 92701

or such other address as shall be furnished in writing by the appropriate person, and any such notice or communication shall be deemed to have been given as of the date so mailed.

15.2

Time of the Essence.  Time shall be of the essence of this Agreement.

15.3

Costs.  Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

15.4

Entire Agreement and Amendment.  This Agreement, all Exhibits hereto, and documents delivered at the Closing Date hereunder contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all other agreements, written or oral, with respect thereto.  This Agreement may be amended or modified in whole or in part, and any rights hereunder may be waived, only by an agreement in writing, duly and validly executed in the same manner as this Agreement or by the party against whom the waiver would be asserted.  The waiver of any right hereunder shall be effective only with respect to the matter specifically waived and shall not act as a continuing waiver unless it so states by its terms.

15.5

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

15.6

Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

15.7

Attorneys’ Fees and Costs.  In the event any party to this Agreement shall be required to initiate legal proceedings to enforce performance of any term or condition of this Agreement, including, but not limited to, the interpretation of any term or provision hereof, the payment of moneys or the enjoining of any action prohibited hereunder, the prevailing party shall be entitled to recover such sums, in addition to any other damages or compensation received, as will reimburse the prevailing party for reasonable attorneys’ fees and court costs incurred on account thereof (including, without limitation, the costs of any appeal) notwithstanding the nature of the claim or cause of action asserted by the prevailing party.

15.8

Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors, and assigns, as the case may be.

15.9

Captions.  The captions appearing in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

EPIC FINANCIAL CORPORATION

a Nevada corporation

By: /s/ William R. Parker

    William R. Parker, President

ONE4LUCK, INC.

a Nevada corporation

By: /s/ Rodney Ray

         Rodney Ray, President